Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara K Baker
Vice President, Investor Relations
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN TO REDEEM SERIES I PREFERRED STOCK

BLOOMFIELD HILLS, Mich., June 5, 2006 - - Taubman Centers, Inc. (NYSE: TCO) announced today that it has provided a notice of full redemption to the holder of its Series I Cumulative Redeemable Preferred Stock. The $113 million private issue will be paid off on June 30, 2006 with cash that the company has on its balance sheet. During the second quarter of 2006, the company expects to recognize a charge of approximately $0.4 million, representing the difference between the carrying value and the redemption price of the Series I Preferred Stock.

Taubman Centers, Inc., a real estate investment trust, owns and/or manages 22 urban and suburban regional and super regional shopping centers in 11 states. In addition, The Pier at Caesars (Atlantic City, N.J.) is under construction and is scheduled to open on June 27, 2006 and The Mall at Partridge Creek (Clinton Township, Mich.) is under construction and is scheduled to open in October 2007. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, construction delays, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.